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                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)

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                                                                      Three months ended                     Nine months ended
                                                                        September 30,                           September 30,
(dollar amounts in thousands)                                        1997             1996                  1997              1996
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
Income before income taxes                                       $306,338         $287,015            $  902,752        $  849,926
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases,
 trust-preferred securities expense and
 amortization of debt issuance costs                              125,520           99,856               365,105           303,226
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       Total earnings (as defined), excluding
         interest on deposits                                     431,858          386,871             1,267,857         1,153,152
Interest on deposits                                              220,143          228,789               653,686           662,711
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       Total earnings (as defined)                               $652,001         $615,660            $1,921,543        $1,815,863
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Preferred stock dividend requirements (a)                        $  6,432         $ 15,474            $   26,281        $   46,417
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                     3.44             3.87                  3.47              3.80
  Including interest on deposits                                     1.89             1.87                  1.89              1.88
Ratio of earnings (as defined) to combined
  fixed charges and preferred stock dividends:
  Excluding interest on deposits                                     3.27             3.35                  3.24              3.30
  Including interest on deposits                                     1.85             1.79                  1.84              1.79
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(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.
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